UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

EXCHANGEBLVD.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1413046
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

13010 Morris Road 6th Floor BLDG 1 Alpharetta, GA	30004
(Address of principal executive officers)	(Zip Code)

Common Shares, par value of $0.001 per share	None
Title of each class to be registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box⁫

If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instructions A.(d), check the following box[x]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Common shares with a par value of $0.001 per share

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

General

The Company is authorized to issue 200,000,000 shares of common stock, par value of $0.001 per share. As of August 22, 2008, there were 88,934,618 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Item 2.	Exhibits

Exhibit No.	Description

3(i)	Articles of Incorporation of ExchangeBlvd.com, Inc.

3(ii)	By-laws of ExchangeBlvd.com, Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this registration statement on its behalf by the undersigned, thereto duly authorized.

By:

/s/ Kenneth E. Sidler
By: Kenneth E. Sidler
Chief Executive Officer

August 22, 2008